EXHIBIT 3.1

EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRIPWIRE, INC.

W. Wyatt Starnes and Robert C. McCarthy hereby certify that:

1. The original name of this corporation is VISUAL COMPUTING CORPORATION and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is September 25, 1997. The Corporation has previously been named TRIPWIRE SECURITY SYSTEMS, INC., and is now named TRIPWIRE, INC.

2. They are the duly elected President and Secretary, respectively, of TRIPWIRE, INC., a Delaware corporation.

3. The following resolutions amending and restating the Company’s Certificate of Incorporation were approved by the Board of Directors of the Company on June 9, 2003, and were duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation law by written consent of stockholders given in accordance with Section 228 of the General Corporation Law, with written notice given to stockholders who did not consent in writing.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Company be amended and restated in its entirety as follows:

I

The name of this corporation is TRIPWIRE, INC. (the “Company”).

II

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Rd., Suite 400, City of Wilmington, County of New Castle, and the name of the registered agent of the Company in the State of Delaware at such address is the Corporation Service Company.

III

The purpose of this Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV

A. Authorized Capital Stock. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of authorized shares shall be ninety-seven million two hundred eighty-seven thousand two hundred sixty(97,287,260) shares. Sixty million (60,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Thirty-seven million two hundred eighty-

seven thousand two hundred sixty (37,287,260) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).

B. Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted basis).

C. Designation of Preferred Stock. Ten million three hundred thirty-seven thousand one hundred eighty-one (10,337,181) of the authorized shares of Series Preferred, $0.001 par value, are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), ten million six hundred ten thousand seven hundred ninety-four (10,610,794) of the authorized shares of Series Preferred, $0.001 par value, are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), nine million four hundred eighteen thousand four hundred ninety-two (9,418,492) of the authorized shares of Series Preferred, $0.001 par value, are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), and three million four hundred eighty-five thousand (3,485,000) of the authorized shares of Series Preferred, $0.001 par value, are hereby designated “Series C-1 Preferred Stock” (the “Series C-1 Preferred”), and three million four hundred thirty-five thousand seven hundred ninety-three (3,435,793) of the authorized shares of Series Preferred, $0.001 par value, are hereby designed “Series D Preferred Stock” (the “Series D Preferred”).

D. Rights and Preferences of Preferred Stock. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred (together, the “Series Preferred”) are as follows:

1. Dividend Rights.

(a) Holders of Series Preferred, in preference to the holders of any other stock of the Company (“Junior Stock”), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the respective “Original Issue Price” per annum on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series A Preferred shall initially be $0.4315 (the “Series A Original Issue Price”). The Original Issue Price of the Series B Preferred shall initially be $0.8939 (the “Series B Original Issue Price”). The Original Issue Price of the Series C Preferred shall initially be $2.92 (the “Series C Original Issue Price”). The Original Issue Price of the Series C-1 Preferred shall initially be $2.92 (the “Series C-1 Original Issue Price”). The Original Issue Price of the Series D Preferred shall initially be $2.4533 (the “Series D Original Issue Price”). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

(b) So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements approved by the Board of Directors which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is approved by the Company’s Board of Directors and the Holders of Series Preferred to the extent required by Section 2(b).

2. Voting Rights.

(a) General Rights. Except as otherwise provided herein or as required by law, the Series Preferred shall vote as a single class with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(b) Separate Vote of Series Preferred. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the Series A Preferred, the vote or written consent of the holders of a majority of the Series B Preferred, the vote or written consent of the holders of at least two-thirds of the Series C Preferred and Series C-1 Preferred, voting together as a single class (on an as-converted basis), and the vote or written consent of the holders of at least two-thirds of the Series D Preferred (provided that, if fewer than five hundred thousand (500,000) shares (subject to adjustment for any stock split, reverse stock split or other similar event affecting the series) remain outstanding for any such series (or group of series in the case of the Series C Preferred and Series C-1 Preferred), the consent of such series shall not be necessary hereunder) shall be necessary for effecting or validating the following actions:

(i) any action that alters or changes the rights, preferences or privileges of such series;

(ii) any action that creates (by reclassification or otherwise) or results in the issuance of any additional shares of such series or of any new class or series of shares having rights, preferences or privileges senior to or on a parity with such series, or

(iii) any action that amends or waives any provision of the Company’s Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise).

(c) Super Majority Vote of Series Preferred. For so long as at least 500,000 shares of Series Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two-thirds of the Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred, voting together as a single class on an as-converted basis, shall be necessary for effecting or validating the following actions:

(i) any action to redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series Preferred or Common Stock or any other security; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements approved by the Board of Directors under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or services or (ii) the redemption of any share or shares of Series Preferred in accordance with Article IV.D.5;

(ii) any action to sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of;

(iii) any action that increases or decreases the authorized size of the Company’s Board of Directors;

(iv) any action that results in the payment or declaration of any dividend on any shares of Common Stock or any shares of Series Preferred; or

(v) Any action that results in indebtedness in excess of seven million five hundred thousand dollars ($7,500,000); provided, that for purposes of this Section IV(D)(2)(c)(v), such indebtedness shall not include any indebtedness that has been approved by a majority of the Board of Directors.

(d) Separate Vote of Series Preferred in Connection with Certain Corporate Transactions. For so long as at least 500,000 shares of Series Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the Series A Preferred, the vote or written consent of the holders of a majority of the Series B Preferred, the vote or written consent of the holders of at least two-thirds of the Series C Preferred, the vote or written consent of the holders of at least a majority of the Series C-1 Preferred and the vote or consent of the holders of at least a majority of the Series D Preferred shall be necessary for effecting or validating any action to sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of for a value less than the total number of shares of Common

Stock, on a fully diluted basis, multiplied by $2.00 per share (subject to adjustment for any stock split, reverse stock split or similar event).

(e) Election of Board of Directors. The authorized number of directors on the Board of Directors is six (6). For so long as the authorized size of the Company’s Board of Directors is at least six (6), (i) and for so long as 500,000 shares of Series A Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series A Preferred), holders of Series A Preferred, voting as a separate series, shall be entitled to elect one (1) member of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director; (ii) and for so long as 500,000 shares of Series B Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B Preferred), holders of Series B Preferred, voting as a separate series, shall be entitled to elect one (1) member of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director; (iii) and for so long as 500,000 shares of Series C Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series C Preferred), holders of Series C Preferred, voting as a separate series, shall be entitled to elect one (1) member of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director; (iv) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director; and (v) holders of Common Stock and Series Preferred, voting together as a single class on an as-if converted basis, shall be entitled to elect the remaining member or members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3. Liquidation Rights.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (including the deemed occurrence of such event pursuant to subsection (e) under this Section 3), the holders of Series D Preferred will receive out of the assets of the Company, and prior and in preference to the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Common Stock, an amount per share of Series D Preferred equal to two (2) times the Series D Original Issue Price (as adjusted for any combinations, splits, recapitalization, and the like) plus any declared but unpaid dividends. If the assets available for distribution to holders of Series D Preferred are insufficient to permit the payment in full of the liquidation preference, any available assets will be distributed among the holders of Series D Preferred ratably in proportion to the full amounts to which they would otherwise be respectively entitled by virtue of their shares of Series D Preferred.

(b) After the payment of the full liquidation preference of the Series D Preferred as set forth in Section 3(a) above, the assets of the Company legally available for distribution, if any, shall be distributed to the holders of Series C Preferred and Series C-1 Preferred, on a pari passu basis, and such holders of Series C Preferred and Series C-1 Preferred will receive, prior and in preference to the holders of Series A Preferred, Series B Preferred and Common Stock, an amount per share of Series C Preferred or Series C-1 Preferred equal to the applicable Original Issue Price for such series of preferred stock (as adjusted for any combinations, splits, recapitalization, and the like) plus any declared but unpaid dividends on such shares. If the assets available for distribution to holders of Series C Preferred and Series C-1 Preferred are insufficient to permit the payment in full of the liquidation preference pursuant to this Section 3(b), any available assets of the Company will be distributed among the holders of Series C Preferred and Series C-1 Preferred ratably in proportion to the full amounts to which they would otherwise be respectively entitled by virtue of their shares of Series C Preferred and Series C-1 Preferred.

(c) After the payment of the full liquidation preferences of the Series D Preferred, Series C Preferred and Series C-1 Preferred as set forth in Sections 3(a) and 3(b) above, the assets of the Company legally available for distribution, if any, shall be distributed to the holders of Series A Preferred and Series B Preferred Stock, on a pari-passu basis, and such holders of Series A Preferred and Series B Preferred will receive, prior and in preference to the holders of Common Stock, an amount per share of Series A Preferred or Series B Preferred equal to the applicable Original Issue Price for such series of preferred stock (as adjusted for combinations, splits, recapitalizations, and the like) plus any declared but unpaid dividends on such shares. If the assets available for distribution to holders of Series A Preferred and Series B Preferred are insufficient to permit the payment in full of the liquidation preferences pursuant to this Section 3(c), any available assets of the Company will be distributed among the holders of Series A Preferred and Series B Preferred ratably in proportion to the full amounts to which they would otherwise be respectively entitled by virtue of their shares of Series A Preferred and Series B Preferred.

(d) After the payment of the full liquidation preferences of the Series Preferred as set forth in Sections 3(a), 3(b) and 3(c) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(e) The following events shall be considered a liquidation under this Section 3:

(i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) (calculated following such transaction(s)) of the Company’s voting power has been transferred by such stockholders or issued by the Company to parties not stockholders of the Company at the commencement of such transaction(s), excluding any consolidation or merger effected exclusively to change the domicile of the Company (an “Acquisition”); or

(ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”).

(iii) In any of such events, if the consideration received by this Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Series Preferred.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of such Series Preferred.

(iv) In the event the requirements of this subsection 3(e) are not complied with, this Company shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(e)(v) hereof.

(v) The Company shall give each holder of record of Series Preferred written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series Preferred.

(f) In the event of a deemed liquidation as described in Section 3(e) above, each holder of Series Preferred shall be entitled to receive at the closing of the transaction (and, without duplication, at each date after the closing on which additional amounts (such as earnout payments, escrow amounts or other contingent payments) are paid to stockholders of the Company as a result of the transaction) in cash, securities or other property (in such form as paid at the closing and valued as provided in Section 3(e)(iii) above) an amount equal to the greater of: (1) the amount specified in Sections 3(a)-(c) above; or (2) the amount that such holder of Series Preferred would have been entitled to receive had such holder converted some or all of its shares of Series Preferred into Common Stock immediately prior to such event at the then effective conversion price in such a manner to maximize its aggregate liquidation preference (taking into account all amounts previously paid to such holder under this Section 3).

4. Conversion Rights.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of each of the Series A Preferred (the “Series A Conversion Rate”), the Series B Preferred (the “Series B Conversion Rate”), the Series C Preferred (the “Series C Conversion Rate”) and the Series D Preferred (the “Series D Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price, or the Series D Original Issue Price, respectively, by the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or Series D Conversion Price, respectively, calculated as provided in Section 4(c). The conversion rate in effect at any time for the conversion of the Series C-1 Preferred (the “Series C-1 Conversion Rate”) shall be the quotient obtained by dividing $1.4794 by the Series C-1 Conversion Price.

(c) Series Preferred Conversion Price. Immediately prior to the filing of this Eighth Amended and Restated Certificate of Incorporation, the conversion price for the

Series A Preferred shall be $.430702 (the “Series A Conversion Price”), the conversion price for the Series B Preferred shall be $.891357 (the “Series B Conversion Price”), the conversion price for the Series C Preferred shall be $2.740245 (the “Series C Conversion Price”), the conversion price for the Series C-1 Preferred shall be the $1.4794 (the “Series C-1 Conversion Price”) and the conversion price for the Series D Preferred shall be $2.4533 (the “Series D Conversion Price”) (together, the “Series Preferred Conversion Prices”, as applicable to each series). The Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series C-1 Conversion Price set forth above reflect all adjustments required pursuant to previously effective versions of this Certificate of Incorporation for issuances of securities prior to the date this Certificate of Incorporation became effective. Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price and Series D Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price and Series D Conversion Price herein shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price and Series D Conversion Price, respectively, as so adjusted (collectively, the “Series Preferred Conversion Prices”).

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock (and any certificate or certificates for any Series Preferred covered by the surrendered Series Preferred certificate that are not being converted) to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted, and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that this Eighth Amended and Restated Certificate of Incorporation becomes effective (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series Preferred, the Series Preferred Conversion Prices in effect immediately before the record date of such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred, the Series Preferred Conversion Prices in effect immediately before the record date of such combination shall be proportionately increased. The record date for any adjustment under this Section 4(e) shall be at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series Preferred Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price and Series D Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Prices shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(e), in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or option or rights not referred to in Section 4(e), which they would have received had their Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities and other items receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series Preferred or with respect to such other securities by their terms.

(h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(e) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(i) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(e) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion of such holders’ shares of Series Preferred would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Prices then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(j) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (j)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined in subsection (j)(iv) below) less than the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, the Series C-1 Conversion Price, or the Series D Conversion Price, as the case may be, then in each such case the then existing Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, the Series C-1 Conversion Price, or the Series D Conversion Price, as the case may be, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price, or the Series D Conversion Price, as applicable, by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (j)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price, or Series D Conversion Price, as applicable, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) For the purpose of making any adjustment required under this Section 4(j), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (j)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 4(j), if the Company

(A) issues or sells (i) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and

(B) if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, then in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of

(1) the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus

(2) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus

(3) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if, in the case of Convertible Securities, the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, then the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities provided that all adjustments contemplated by the foregoing provisions shall have been made to reflect the terms upon which such exercise or conversion was effected. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, then the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price, and the Series D Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price, or the Series D Conversion Price, as the case may be, which would have been in effect had an adjustment been made on the basis that

(aa) the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and

(ab) such Additional Shares of Common Stock, if any, were issued or sold for (i) the consideration actually received by the Company upon such exercise, plus (ii) the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus (iii) the consideration received for issuing or selling the Convertible Securities actually converted, plus (iv) the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that the readjustment contemplated by this section shall not apply to conversions of the Series Preferred that occurred prior to the expiration of any given options, rights or conversion privileges.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this

Section 4(j), other than (A) shares of Common Stock issued upon conversion of the Series Preferred; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights (and the Common Stock issued pursuant to such options, warrants or other rights) issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors; (C) shares of Common Stock and Preferred Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date, (D) shares of Common Stock and/or options, warrants or other Common Stock purchase rights (and the Common Stock issued pursuant to such options, warrants or other rights) issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors; (E) shares of Common Stock and/or options, warrants or other Common Stock purchase rights (and the Common Stock issued pursuant to such options, warrants or other rights) issued pursuant to any commercial leasing arrangement, equipment leasing arrangement, strategic partnership or debt financing from a bank or similar financial institution approved by the Board of Directors; (F) shares of Common Stock and/or options, warrants or other Common Stock purchase rights (and the Common Stock issued pursuant to such options, warrants or other rights) issued to agents in connection with the sale of equity of the Company or issued to investors in connection with bridge financings by the Company, in each case, approved by the Board of Directors; and (G) shares of Common Stock and/or options, warrants or other Common Stock purchase rights (and the Common Stock issued pursuant to such options, warrants or other rights) for which the holders of a majority of each affected series of Preferred Stock outstanding, on an as-converted basis, waive such holders’ rights under this Section 4(j) with respect to such issuance. References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(j). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(j), for such Additional Shares of Common Stock.

(v) In addition to the forgoing Conversion Rights, if, during the period commencing on February 25, 2002 and ending on June 25, 2003, the Company issues or sells, or is deemed by the express provisions of this Section 4(j) to have issued or sold, Additional Shares of Common Stock, other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price less than $1.4794 per share (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations), then and in each such case, the then existing Series C-1 Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to the Effective Price at which such Additional Shares of Common Stock are sold.

(k) Certificate of Adjustment. In each case of an adjustment or readjustment of any Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the applicable Series Preferred, if the applicable Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of applicable Series Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

(l) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or (ii) any Acquisition (as defined in Section 3(e)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(e)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(m) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Prices as applicable, (A) at any time upon the affirmative election of the holders of at least two-thirds of the then outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred, each voting as a separate class (except that the Series C Preferred and Series C-1 Preferred shall vote as a single class, on an as-converted basis), or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company at a price per share (before underwriting discounts, commissions and fees) equal to or more than two (2) times the then applicable Series C Conversion Price with gross cash proceeds to the Company (before underwriting discounts, commissions and fees) of at least thirty million dollars ($30,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii) Upon the occurrence of the event specified in Section 4(m)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(n) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined in good faith by the Board of Directors) on the date of conversion.

(o) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take all corporate action necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(p) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address or facsimile number, as the case may be, of such holder appearing on the books of the Company.

(q) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(r) No Dilution or Impairment. Without the consent of the holders of the then outstanding Series Preferred as required under Section 2(b), the Company shall not amend its Certificate of Incorporation or any Certificate of Designation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid (or having the effect of avoiding) the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against impairment.

5. Redemption.

(a) The Company shall be obligated to redeem the Series Preferred as follows:

(i) The holders of at least a majority of the then outstanding shares of Series Preferred voting together as a single class, may require the Company, to the extent it may lawfully do so, to redeem the Series Preferred in three (3) equal annual installments beginning on the sixth anniversary of the Original Issue Date (each a “Redemption Date”); provided that the Company shall receive, at least sixty (60) days prior to such sixth anniversary, written notice of such consent of the holders of Series Preferred. The Company shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred or Series D Preferred to be redeemed, as the case may be, a sum equal to the Series A Original Issue Price per share, the Series B Original Issue Price per share, the Series C Original Issue Price per share, the Series C-1 Original Issue Price per share or the Series D Original Issue Price per share, as applicable (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), plus declared and unpaid dividends with respect to such shares. The total amount to be paid for the Series A Preferred is hereinafter referred to as the “Series A Redemption Price,” the total amount to be paid for the Series B Preferred is hereinafter referred to as the “Series B Redemption Price,” the total amount to be paid for the Series C Preferred is hereinafter referred to as the “Series C Redemption Price,” the total amount to be paid for the Series C-1 Preferred is hereinafter referred to as the “Series C-1 Redemption Price,” and the total amount to be paid for the Series D Preferred is hereinafter referred to as the “Series D Redemption Price.” The number of shares of Series Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).

(ii) At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a “Redemption Notice”) to all holders of Series Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall first redeem such shares of Series C Preferred, Series C-1 Preferred and Series D Preferred ratably in proportion to the full amounts to which the holders of such series of Preferred Stock would otherwise be entitled and then, any funds legally available to redeem shares, if any, will be used to redeem such shares of Series A Preferred and Series B Preferred on a pro rata basis (based on the portion of the aggregate Redemption Price payable to them) to the extent possible. The Company shall then redeem any remaining shares to be redeemed as soon as sufficient funds are legally available.

(b) On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

(c) On or after such Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of the number of such holders’ shares to be redeemed as holder of Series Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(d) In the event of a call for redemption of any shares of Series Preferred, the Conversion Rights (as defined in Section 4) for such Series Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

6. No Reissuance of Series Preferred. No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, this Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Company’s authorized stock.

7. No Preemptive Rights. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

V

A. For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

1. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors.

2. Subject to paragraph (h) of Section 43 of the Bylaws, and in addition to the terms of the Certificate of Incorporation, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the voting stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

3. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VI

A. To the fullest extent permitted by Delaware General Corporation law and other applicable law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. In addition to any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, or this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Company’s voting stock, voting together as a single class and any other vote that may be required by this Certificate of Incorporation, shall be required to alter, amend or repeal Articles V, VI, and VII.

IN WITNESS WHEREOF, TRIPWIRE , INC. has caused this Certificate to be signed by its Chief Executive Officer and attested to by its Secretary this 17th day of June, 2003.

TRIPWIRE, INC.

/S/ W. WYATT STARNES
W. WYATT STARNES PRESIDENT

ATTEST:

/s/ Robert C. McCarthy
ROBERT C. MCCARTHY SECRETARY

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

TRIPWIRE, INC.

FIRST: The original name of this Corporation is VISUAL COMPUTING CORPORATION. The Corporation was previously named Tripwire Security Systems, Inc.

SECOND: The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware is September 25, 1997.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend paragraphs A and C of Article IV of the Restated Certificate of Incorporation of the Corporation to read in their entirety as follows:

“A. Authorized Capital Stock. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” Upon the filing of this Certificate, the total number of authorized shares shall be increased from ninety-seven million two hundred eighty-seven thousand two hundred sixty (97,287,260) shares to ninety-seven million, three hundred sixty-seven thousand two hundred sixty (97,367,260) shares. Sixty million (60,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Thirty-seven million three hundred sixty-seven thousand two hundred sixty (37,367,260) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).”

“C. Designation of Preferred Stock. Ten million three hundred thirty-seven thousand one hundred eighty-one (10,337,181) of the authorized shares of Series Preferred, $0.001 par value, are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), ten million six hundred ten thousand seven hundred ninety-four (10,610,794) of the authorized shares of Series Preferred, $0.001 par value, are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), nine million four hundred eighteen thousand four hundred ninety-two (9,418,492) of the authorized shares of Series Preferred, $0.001 par value, are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), three million four hundred eighty-five thousand (3,485,000) of the authorized shares of Series Preferred, $0.001 par value, are hereby designated “Series C-1 Preferred Stock” (the “Series C-1 Preferred”), and three million five hundred fifteen thousand seven hundred ninety-three (3,515,793) of the authorized shares of Series Preferred, $0.001 par value, are hereby designed “Series D Preferred Stock” (the “Series D Preferred”).”

FOURTH: This Certificate of Amendment of Certificate of Incorporation was submitted to the stockholders of the Corporation for their approval, and was duly adopted by the required vote of stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, TRIPWIRE, INC. has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this 12th day of February, 2004.

TRIPWIRE, INC.

By:	/s/ W. Wyatt Starnes
W. Wyatt Starnes President

Attest:

/s/ Robert C. McCarthy
Robert C. McCarthy Secretary

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

TRIPWIRE, INC.

TRIPWIRE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The original name of the Corporation is VISUAL COMPUTING CORPORATION. The Corporation was previously named Tripwire Security Systems, Inc.

SECOND: The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware is September 25, 1997.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend paragraph A of Article IV of the Eighth Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“A. Authorized Capital Stock. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” Upon the filing of this Certificate, the total number of authorized shares shall be increased from ninety-seven million, three hundred sixty-seven thousand, two hundred sixty (97,367,260) shares to one hundred seven million, three hundred sixty-seven thousand, two hundred sixty (107,367,260). Seventy million (70,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Thirty-seven million, three hundred sixty-seven thousand, two hundred sixty (37,367,260) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).”

FOURTH: This Certificate of Amendment of Certificate of Incorporation was submitted to the stockholders of the Corporation for their approval, and was duly adopted by the required vote of stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, TRIPWIRE, INC. has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this 7th day of July, 2006.

TRIPWIRE, INC.

By:	/s/ James B. Johnson
James B. Johnson President

Attest:

/s/ Robert C. McCarthy
Robert C. McCarthy Secretary